                                                                   Exhibit No. 7


                        ICF Kaiser International, Inc.
                               9300 Lee Highway
                           Fairfax, Virginia  22031


                               November 30, 1995


ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax, Virginia  22031-1207


     Re:  Registration Statement on Form S-1
          ----------------------------------

Gentlemen:

     I am the Senior Vice President, General Counsel and Secretary of ICF Kaiser International, Inc., a Delaware corporation (the "Company"), and have been asked to deliver this opinion in connection with the Company's preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") of a Registration Statement on Form S-1 (the "Registration Statement") relating to the registration for resale of up to 1,197,033 shares of Common Stock, $0.01 par value per share, of the Company. Specifically, you have requested my opinion pursuant to Item 601(b)(7) of Regulation S-K promulgated under the Securities Act and the Securities Exchange Act of 1934, as amended.

     The Company's Restated Certificate of Incorporation authorizes 2,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). The Preferred Stock may be issued in one or more series and with such rights, powers, preferences and terms and at such times as the Company's Board of Directors may determine, without further shareholder action.

     On January 13, 1992, the Company filed a Certificate of Designations of Series 2D Senior Preferred Stock with the Secretary of State of Delaware relating to 200 shares of Series 2D Senior Preferred Stock, par value $0.01 per share (the "Series 2D Preferred Stock"), all of which are issued and outstanding.

     The Certificate of Designations of the Series 2D Preferred Stock provides, in part, that upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, no distribution shall be made to the holders of shares of capital stock of the Company ranking junior to the Series 2D Preferred Stock upon liquidation, dissolution or winding up unless, prior thereto, the holders of shares of Series 2D Preferred Stock shall have received $100,000 per share plus any accrued and unpaid dividends and
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Letter to ICF Kaiser International, Inc.
November 30, 1995
Page 2


distributions thereon, whether or not declared (such preferences, the "Liquidation Preference").

     You have asked me to render an opinion under the Delaware General Corporation Law as to whether, as a matter of law, (i) prior to liquidation, dissolution or winding up of the affairs of the Company, there will be any restrictions upon the surplus of the Company available for the payment of dividends on any class of stock of the Company solely by reason of the fact that the aggregate Liquidation Preference of the Series 2D Preferred Stock exceeds the aggregate par value of such Preferred Stock; and (ii) any remedy would be available to holders of the Series 2D Preferred Stock before or after payment of any dividend, prior to a liquidation, dissolution or winding up of the Company, solely by reason of the fact that payment of such dividend would reduce or reduces surplus of the Company to an amount less than the difference between the aggregate Liquidation Preference of the Series 2D Preferred Stock and the aggregate par value of such series of Preferred Stock.

     Section 170 of the Delaware General Corporation Law authorizes a Delaware corporation, subject to any restrictions contained in its certificate of incorporation, to pay dividends out of its surplus. Surplus is defined by
Section 154 of the Delaware General Corporation Law as the amount by which the net assets of a corporation exceed its capital. Both net assets, as defined in
Section 154, and capital, as defined in and determined in accordance with Sections 154 and 244 of the Delaware General Corporation Law, are determined without reference to the amount of any liquidation preference of any class of the corporation's stock. Accordingly, the authorization in Section 170 of the Delaware General Corporation Law for the payment of dividends out of surplus is not restricted solely by reason of the fact that a class of stock of a corporation has a liquidation preference in excess of the par value of such stock.

     I am aware of no controlling decision of any court of the State of Delaware that addresses the question presented for my consideration, but I believe that such courts would adopt the reasoning set forth herein should the question be litigated. I note in addition that my opinion as stated herein is supported by the discussion of the court in Bailey v. Tubize Rayon Corporation, 56 F. Supp.
                               ----------------------------------
418, 423 (D.Del. 1944) (applying Delaware law).

     Based upon and subject to the foregoing, and subject to the limitations stated herein below, I hereby advise you that in my opinion, solely as a matter of law, under the Delaware General Corporation Law as in effect on the date hereof:

     1. Prior to a liquidation, dissolution or winding up of the Company, there will be no restriction upon the surplus of the Company available for the payment of dividends on any class of stock of the Company solely by reason of the fact that the aggregate

Letter to ICF Kaiser International, Inc.
November 30, 1995
Page 3


Liquidation Preference of the Series 2D Preferred Stock exceeds the aggregate par value of such Preferred Stock.

     2. No remedy will be available to holders of Series 2D Preferred Stock either before or after payment of any dividend, prior to a liquidation, dissolution or winding up of the Company, solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the Company to an amount less than the difference between the aggregate Liquidation Preference of the Series 2D Preferred Stock and the aggregate par value of such series of Preferred Stock.

     My opinion as stated herein addresses only the question of whether, solely as matter of law, there exists any restriction upon the surplus available for payment of dividends, or any remedy would be available to holders of Preferred Stock before or after payment of dividends, solely by reason of the excess of the aggregate Liquidation Preference over the aggregate par value of the Preferred Stock, and I render no opinion on the effect of any contractual or charter restrictions on payment of dividends on a junior class of stock prior to payment of all accumulated dividends on or the redemption of a senior class of stock or the effect of any other charter restriction regarding payment of dividends or remedies relating thereto.

     I am a member of the Bar of the Commonwealth of Virginia and the Bar of the District of Columbia. I express no opinion herein other than with respect to the Delaware General Corporation Law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,


                                           /s/ Paul Weeks, II
                                           -----------------------
                                           Paul Weeks, II
                                           Senior Vice President,
                                            General Counsel and Secretary